LIST OF SUBSIDIARIES

                    SUBSIDIARIES OF NEWSTATE HOLDINGS, INC.


NSK Holdings, Inc., organized under the Delaware business laws

Racom Systems, Inc., organized under the Colorado Business laws


                       SUBSIDIARIES OF NSK HOLDINGS, INC.

NewState Capital Co., Ltd., organized under Korean business laws